UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number                                                   2-95011


                Wellesley Lease Income Limited Partnership III-D
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             (Exact name of registrant as specified in its charter)

  77 Franklin Street, 4th Floor, Boston, Massachusetts  02110   (617) 482-8000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                       None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       X          Rule 12h-3(b)(1)(i)        X
                              ---                                   ---

     Rule 12g-4(a)(1)(ii)                 Rule 12h-3(b)(1)(ii)
                              ---                                   ---

     Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
                              ---                                   ---

     Rule 12g-4(a)(2)(ii)                 Rule 12h-3(b)(2)(ii)
                              ---                                   ---

                                          Rule 12h-6
                                                                    ---

Approximate number of holders of record as
of the certification or notice date:                                       1,893

Pursuant to the requirements of the Securities Exchange Act of 1934 Wellesley Lease Income Fund III-D has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    December 29, 2000

By:      Arthur P. Beecher
         President
         TLP Leasing Programs, Inc.,
         one of its Corporate General Partners